DeVISSER GRAY LLP
CHARTERED ACCOUNTANTS

401-905 West Pender St
Vancouver BC V6C 1L6
t 604.687.5447
f 604.687.6737

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rare Element Resources Ltd.:

We consent to the incorporation by reference into this Registration Statement on Form S-3 (the "Registration Statement") of our report dated September 23, 2011, with respect to the consolidated balance sheet of the Company as of June 30, 2011, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for each of the years in the two-year period ended June 30, 2011, which reports appear in the Company's Transition Report on Form 10-K for the period ended December 31, 2012, and to the reference to our firm under the heading "Experts" in such Registration Statement.

De Visser Gray LLP

DeVisser Gray LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
June 11, 2013